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                                                                    Exhibit 12.1



                Computation of Ratio of Earnings to Fixed Charges

                                 CSX Corporation

                       Ratio of Earnings to Fixed Charges

                              (Millions of Dollars)

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

                                                     For the Three
                                                      Months Ended                   For the Fiscal Years Ended
                                                   --------------------   -------------------------------------------------
                                                   Mar. 30,    Mar. 31,   Dec. 29,  Dec. 31,  Dec. 25,  Dec. 26,   Dec. 27,
                                                     2001        2000       2000      1999      1998      1997       1996
                                                   --------- ----------   -------- --------- --------- ---------- ---------
EARNINGS:

    Earnings Before Income Taxes                      $27        $35       $277       $104       $744     $1,159    $1,299

    Interest Expense                                  131        134        543        521        506        451       249

    Amortization of Debt Discount                      (1)         -          1          -          1          4         2

    Interest Portion of Fixed Rent                     23         27        109        151        183        196       188

    Undistributed Loss (Earnings) of
    Unconsolidated Subsidiaries                         5        (11)       (18)       (58)      (238)      (150)       (6)
                                                  -------    -------    -------    -------    -------    -------   -------


Earnings, as Adjusted                                $185       $185       $912       $718     $1,196     $1,660    $1,732
                                                  =======    =======    =======    =======    =======    =======   =======


FIXED CHARGES:

    Interest Expense                                 $131       $134       $543       $521       $506       $451      $249

    Capitalized Interest                                1          2          6          8          9          3         5

    Amortization of Debt Discount                      (1)         -          1          -          1          4         2

    Interest Portion of Fixed Rent                     23         27        109        151        183        196       188
                                                  -------    -------    -------    -------    -------    -------   -------


Fixed Charges                                         154        163        659       $680       $699       $654      $444
                                                  =======    =======    =======    =======    =======    =======   =======


Ratio of Earnings to Fixed Charges                   1.2x       1.1x       1.4x       1.1x       1.7x       2.5x      3.9x
                                                  =======    =======    =======    =======    =======    =======   =======
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